Calculation of Filing Fee Tables
S-8
CARRIER GLOBAL Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	1,347,675,000		$ 1,347,675,000.00	0.0001531	$ 206,329.04
Total Offering Amounts:						$ 1,347,675,000.00		$ 206,329.04
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 206,329.04
Offering Note
[1]	Note 1(a): Represents 17,000,000 additional shares of common stock, par value $0.01 per share (the "Common Stock") of Carrier Global Corporation reserved for issuance under the Carrier Global Corporation 2020 Long-Term Incentive Plan, as amended. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 also includes additional shares of Common Stock in respect of the securities identified in the above table that may become issuable by reason of any stock dividend, stock split, recapitalization or similar adjustments. Note 1(b): Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the $80.74 (high) and $77.81 (low) sale price of the Common Stock as reported on the New York Stock Exchange on 7/23/2024, which date is within five business days prior to filing this registration statement.